U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

April 7, 2011

Commission file number 001-10196

STUDIO ONE MEDIA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	23-2517953
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona  85260

(Address of principal executive offices) (Zip Code )

(480) 556-9303

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.01 – Other Events

The Company has entered into a multi-year agreement for the utilization of its proprietary MyStudio HD recording studios for conducting auditions for the television show, THE X FACTOR. THE X FACTOR is a singing competition series scheduled to debut this fall on the FOX network, created by music executive, TV producer and entrepreneur, Simon Cowell.  THE X FACTOR stakeholders include FOX, Freemantlemedia (North America), Sony Music Entertainment and Simco, Ltd. (Syco). Pursuant to the agreement, the Company has agreed to issue 1,100,000 warrants @ $1.35 each, vesting over two years.

About MyStudio X Factor Auditions

THE X FACTOR is the first televised singing competition show to utilize MyStudio state-of-the-art recording studios and win a $5 million recording contract with Syco/Sony Music. The unprecedented use of MyStudio recording studios in multiple locations allows hopefuls the chance to audition for THE X FACTOR in markets not traditionally targeted by televised music competitions.

THE X FACTOR auditions, began Friday, April 8 in Honolulu, HI; and Phoenix, AZ and Nashville, TN, on Saturday, April 9. Additional studios will open in Anchorage, AK, on Tuesday, April 12; Kansas City, KS, on Friday, April 15; and Denver, CO, on Saturday, April 16. The audition studios will remain open until Saturday, April 30.

Throughout the month of April, anyone 12 years old or over - both solo artists and vocal groups - will have the opportunity to use the state-of-the-art studios to record their a cappella audition video and state why they think they have what it takes to be a global superstar.

The hopefuls who recorded in MyStudios that are selected by producers to move forward in the competition will advance to the next round of callbacks in Dallas or another audition city as determined by the producers.

Section 9 – Financial Statements and Exhibits

Item 9.01 Exhibits

Exhibit Number	Description
99.1	Press Release Announcing MyStudio National Launch with X-Factor, dated April 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 7, 2014

By:	/s/ Kenneth R. Pinckard
Name:	Kenneth R. Pinckard
Title:	Vice President